UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )   *

Big Sky Growth Partners, Inc.
(Name of Issuer)
Class A Common Stock, Par Value $0.0001 per share
(Title of Class of Securities)
08954L201***
(Cusip Number)
May 3, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☒       Rule 13d-1(c)

☐       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*** (See Item 2(e))

(Continued on following pages)

Page 1 of 30 Pages

Exhibit Index Found on Page 29

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 260,400
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 260,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 358,900
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 358,900

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 358,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 60,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 60,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 34,900
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 34,900

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 48,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 48,200

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 663,400
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 663,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 98,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 98,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 25,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 25,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,451,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,451,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,451,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 48,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 48,200

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**         The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 98,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 98,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Michael B. Fisch
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Richard B. Fried
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS David T. Kim
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Michael G. Linn
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS William Seybold
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 30 Pages

13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS John R. Warren
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

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13G

CUSIP No. 08954L201

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**        The reporting persons making this filing hold an aggregate of 1,550,000 Shares (as defined in Item 2), which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,550,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,550,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,550,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

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Item 1.	Issuer

(a)	Name of Issuer:

Big Sky Growth Partners, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

1201 Western Avenue, Suite 406

Seattle, WA 98101

Item 2.	Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company. As of the date of this Schedule 13G, a CUSIP number for the Shares is not available. The CUSIP number for the Issuer’s Units is 08954L201.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it; and

(viii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.

Page 24 of 30 Pages

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, F5MI and FCAMI are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(ix)	Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

The FCIP V General Partner

(x)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xi)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI.

The Farallon Individual Reporting Persons

(xii)	The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds: Philip D. Dreyfuss (“Dreyfuss”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); William Seybold (“Seybold”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dreyfuss, Fisch, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above. Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

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Item 4.	Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the respective Farallon Funds are held directly by the respective Farallon Funds. The Farallon General Partner, as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds other than F5MI. The FCIP V General Partner, as the general partner of FCIP V, may be deemed to be a beneficial owner of such Shares held by FCIP V. The F5MI General Partner, as the general partner of F5MI, may be deemed to be a beneficial owner of such Shares held by F5MI. Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner, and as a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice of Dissolution of Group

Not applicable.

Page 26 of 30 Pages

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 27 of 30 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2021

/s/ Michael B. Fisch

FARALLON PARTNERS, L.L.C.,

On its own behalf and

As the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

Farallon Capital Offshore Investors II, L.P., and

FARALLON CAPITAL (AM) INVESTORS, L.P.

By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch

FARALLON INSTITUTIONAL (GP) V, L.L.C.,

On its own behalf and

As the General Partner of

FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.

By: Michael B. Fisch, Manager

/s/ Michael B. Fisch

FARALLON F5 (GP), L.L.C.,

On its own behalf and

As the General Partner of

FARALLON CAPITAL F5 MASTER I, L.P.

By: Michael B. Fisch, Manager

/s/ Michael B. Fisch

Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dreyfuss, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly authorizing Fisch to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020 by such Reporting Persons with respect to the Common Stock of Broadmark Realty Capital Inc., are hereby incorporated by reference.

Page 28 of 30 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

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